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Exhibit A-4

CAPITAL STRUCTURE OF PACIFICORP GROUP COMPANIES
 AT September 30, 2001

         PACIFICORP
         CONSOLIDATED

                                            ($)       (%) of total
                                      In millions   capitalization

Short-term Debt (1)                      $  292             4%

Long-term Debt                            2,907            40%

Preferred Stock                             216             3%

Preferred securities of Trusts              341             5%

Minority Interest                            16             0%

Common Stock Equity                       3,414            48%


Total                                    $7,186           100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.